Exhibit 10.51

EMPLOYMENT AGREEMENT

This Employment Agreement is made and entered into on the 19th day of February, 2009, among CSG SYSTEMS INTERNATIONAL, INC. (“CSGS”), a Delaware corporation, CSG SYSTEMS, INC. (“Systems”), a Delaware corporation, and BRET C. GRIESS (the “Executive”). CSGS and Systems collectively are referred to in this Employment Agreement as the “Companies”.

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WHEREAS, the Companies and the Executive desire to enter into an Employment Agreement to specifically define the duties and responsibilities of both parties with respect to the Executive’s employment with the Companies.

NOW, THEREFORE, the Companies and the Executive agree that the current terms of the Employment Agreement between the Companies and the Executive are as follows:

1. Employment and Duties. Each of the Companies hereby employs the Executive as an Executive Vice President – Operations throughout the term of this agreement and agrees to cause the Executive from time to time to be elected or appointed to such corporate offices or positions. The duties and responsibilities of the Executive shall include the duties and responsibilities of the Executive’s corporate offices and positions referred to in the preceding sentence which are set forth in the respective bylaws of the Companies from time to time, general supervision of the legal affairs of the Companies, and such other duties and authorities consistent with the Executive’s corporate offices and positions referred to in the preceding sentence and this agreement which the Board of Directors of CSGS (the “Board”) or the Chief Executive Officer of CSGS from time to time may assign to the Executive. If the Executive is elected or appointed as a director of CSGS or Systems, as the Secretary of the Companies, or as an officer or director of any of the respective subsidiaries of the Companies during the term of this agreement, then he also shall serve in such capacity or capacities but without additional compensation.

2. Term of Employment. The employment of the Executive under this agreement shall begin on the date of this agreement and shall continue until the first to occur of (a) the Executive’s death, (b) the effective date of the Executive’s voluntary resignation as an employee of the Companies, (c) the effective date of the termination of the Executive’s employment by the Companies by reason of the Executive’s disability pursuant to Paragraph 10(b) of this agreement, (d) the effective date of the termination of the Executive’s employment by the Companies for cause pursuant to Paragraph 10(c) of this agreement, (e) the effective date of the termination of the Executive’s employment by the Companies for any reason other than cause or the Executive’s death or disability pursuant to Paragraph 10(d) or Paragraph 10(e) of this agreement, or (f) the effective date of the termination of the Executive’s employment pursuant to Paragraph 10(f) of this agreement. Upon the termination of the employment of the Executive under this agreement, the applicable provisions of Paragraph 10 of this agreement shall become effective; and the Companies and the Executive thereupon and thereafter shall comply with the applicable provisions of Paragraph 10 of this agreement.

3. Place of Employment. Regardless of the location of the executive offices of the Companies during the term of this agreement, the Companies shall maintain a suitably staffed office for the Executive in the Omaha, Nebraska, metropolitan area during the term of this agreement; and the Executive will not be required without his consent to relocate or transfer his executive office or principal residence from the immediate vicinity of the Omaha, Nebraska, metropolitan area.

4. Base Salary. For all services to be rendered by the Executive pursuant to this Agreement, the Companies agree to pay the Executive during the term of this agreement a base salary (the “Base Salary”) for each calendar year at an annual rate which is which is not less than the annual rate of the Executive’s Base Salary in effect on December 31 of the immediately preceding calendar year. The Executive’s annual incentive bonus provided for in Paragraph 5 and all other compensation and benefits to which the executive is or may become entitled pursuant to this agreement or under any plans or programs of the Companies shall be in addition to the Base Salary.

5. Annual Incentive Bonus. As soon as practicable after the execution of this agreement, the Chief Executive Officer of CSGS or his delegate shall establish an incentive bonus program for the Executive for 2009. Such incentive bonus program shall be reflected either in a written supplement to this agreement signed by the Companies and the Executive or in such other form as the Companies and the Executive may agree upon. The same procedure shall be followed for subsequent calendar years during the term of this agreement, so that an annual incentive bonus program for the Executive will be in effect throughout the term of this agreement. The Executive and the Companies understand and acknowledge that, among other things, such incentive bonus program will involve achievement by the Companies of various financial objectives, which may include but are not limited to revenues and earnings, and also may include achievement by the Companies or the Executive of various non-financial objectives. Such incentive bonus program for each calendar year shall provide the opportunity for the Executive to earn an incentive bonus of not less than sixty five percent (65%) of his Base Salary for such calendar year if the agreed upon objectives are fully achieved. The Board from time to time also may establish incentive compensation programs for the Executive covering periods of more than one (1) year, and any such programs shall be in addition to the annual incentive bonus program required by this Paragraph 5.

6. Expenses. During the term of this agreement, the Executive shall be entitled to prompt reimbursement by the Companies of all reasonable ordinary and necessary travel, entertainment, and other expenses incurred by the Executive (in accordance with the policies and procedures established by the Companies for their respective senior executive officers) in the performance of his duties and responsibilities under this agreement; provided, that the Executive shall properly account for such expenses in accordance with the policies and procedures of the Companies, which may include but are not limited to itemized accountings.

7. Other Benefits. During the term of this agreement, the Companies shall provide to the Executive and his eligible dependents at the expense of the Companies individual or group medical, hospital, dental, and long-term disability insurance coverages and group life insurance coverage, in each case at least as favorable as those coverages which are provided to other vice presidents of the Companies. During the term of this agreement, the Executive also shall be entitled to participate in such other benefit plans or programs which the Companies from time to time may make available to their employees generally (except, if applicable, any programs in which executive officers of CSGS are not eligible to participate because of securities law reasons).

8. Vacations and Holidays. During the term of this agreement, the Executive shall be entitled to paid vacations and holidays in accordance with the policies of the Companies in effect from time to time for their respective senior executive officers, but in no event shall the Executive be entitled to less than four (4) weeks of vacation during each calendar year.

9. Full-Time Efforts and Other Activities. During the term of this agreement, to the best of his ability and using all of his skills, the Executive shall devote substantially all of his working time and efforts during the normal business hours of the Companies to the business and affairs of the Companies and to the diligent and faithful performance of the duties and responsibilities assigned to him pursuant to this agreement, except for vacations, holidays, and sick days. However, the Executive may devote a reasonable amount of his time to civic, community, or charitable activities, to service on the governing bodies or committees of trade associations or similar organizations of which either or both of the Companies are members, and, with the prior approval of the Board, the Chief Executive Officer, or the President of CSGS, to service as a director of other corporations and to other types of activities not expressly mentioned in this paragraph, so long as the activities referred to in this sentence do not materially interfere with the proper performance of the Executive’s duties and responsibilities under this agreement. The Executive also shall be free to manage and invest his assets in such manner as will not require any substantial services by the Executive in the conduct of the businesses or affairs of the entities or in the management of the properties in which such investments are made, so long as such activities do not materially interfere with the proper performance of the Executive’s duties and responsibilities under this agreement.

10. Termination of Employment.

(a) Termination Because of Death. The Executive’s employment by the Companies under this agreement shall terminate upon his death. If the Executive’s employment under this agreement terminates because of his death, then the Executive’s estate or his beneficiaries (as the case may be) shall be entitled to receive the following compensation and benefits from the Companies:

(i)	The Base Salary through the date of the Executive’s death;

(ii)	A pro rata portion of the Executive’s annual incentive bonus for the calendar year in which his death occurs (computed as if the Executive were employed by the Companies throughout such calendar year), based upon the number of days in such calendar year elapsed through the date of the Executive’s death as a proportion of 365, to be paid at the same time that such incentive bonus would have been paid had the Executive’s death not occurred;

(iii)	Any other amounts earned, accrued, or owed to the Executive under this agreement but not paid as of the date of the Executive’s death; and

(iv)	Any other benefits payable by reason of the Executive’s death, or to which the Executive otherwise may be entitled, under any benefit plans or programs of the Companies in effect on the date of the Executive’s death.

(b) Termination Because of Disability. If the Executive becomes incapable by reason of physical injury, disease, or mental illness of substantially performing his duties and responsibilities under this agreement for a continuous period of six (6) months or more or for more than one hundred eighty (180) days in the aggregate (whether or not consecutive) during any 12-month period, then at any time after the elapse of such six-month period or such 180 days, as the case may be, the Board may terminate the Executive’s employment by the Companies under this agreement. If the Executive’s employment under this agreement is terminated by the Board because of such disability on the part of the Executive, then the Executive shall be entitled to receive the following compensation and benefits from the Companies:

(i)	The Base Salary through the effective date of such termination;

(ii)	A pro rata portion of the Executive’s annual incentive bonus for the calendar year in which such termination occurs (computed as if the Executive were employed by the Companies throughout such calendar year), based upon the number of days in such calendar year elapsed through the effective date of such termination as a proportion of 365, to be paid at the same time that such incentive bonus would have been paid if such termination had not occurred;

(iii)	Any other amounts earned, accrued, or owed to the Executive under this agreement but not paid as of the effective date of such termination;

(iv)	Continued participation in the following benefit plans or programs of the Companies which may be in effect from time to time and in which the Executive was participating as of the effective date of such termination, to the extent that such continued participation by the Executive is permitted under the terms and conditions of such plans (unless such continued participation is restricted or prohibited by applicable governmental regulations governing such plans), until the first to occur of the cessation of such disability, the Executive’s death, the Executive’s attainment of age sixty-five (65), or (separately with respect to the termination of each benefit) the provision of a substantially equivalent benefit to the Executive by another employer of the Executive:

(1)	Group medical and hospital insurance,

(2)	Group dental insurance,

(3)	Group life insurance, and

(4)	Group long-term disability insurance;

and

(v)	Any other benefits payable by reason of the Executive’s disability, or to which the Executive otherwise may be entitled, under any benefit plans or programs of the Companies in effect on the effective date of such termination.

For purposes of this subparagraph (b), decisions with respect to the Executive’s disability shall be made by the Board, using its reasonable good faith judgment; and, in making any such decision, the Board shall be entitled to rely upon the opinion of a duly licensed and qualified physician selected by a majority of the members of the Board who are not employees of either of the Companies or any of their respective subsidiaries.

(c) Termination for Cause. The Board may terminate the Executive’s employment by the Companies under this agreement for cause; however, for purposes of this agreement “cause” shall mean only (i) the Executive’s confession or conviction of theft, fraud, embezzlement, or other crime involving dishonesty, (ii) the Executive’s excessive absenteeism (other than by reason of physical injury, disease, or mental illness) without a reasonable justification, (iii) material violation by the Executive of the provisions of Paragraph 11, (iv) habitual and material negligence by the Executive in the performance of his duties and responsibilities under or pursuant to this agreement and failure on the part of the Executive to cure such negligence within twenty (20) days after his receipt of a written notice from the Board or the Chief Executive Officer of CSGS setting forth in reasonable detail the particulars of such negligence, (v) material non-compliance by the Executive with his obligations under Paragraph 9 and failure to correct such non-compliance within twenty (20) days after his receipt of a written notice from the Board or the Chief Executive Officer of CSGS setting forth in reasonable detail the particulars of such non-compliance, (vi) material failure by the Executive to comply with a lawful directive of the Board or the Chief Executive Officer of CSGS and failure to cure such non-compliance within twenty (20) days after his receipt of a written notice from the Board or the Chief Executive Officer of CSGS setting forth in reasonable detail the particulars of such non-compliance, (vii) a material breach by the Executive of any of his fiduciary duties to the Companies and, if such breach is curable, the Executive’s failure to cure such breach within ten (10) days after his receipt of a written notice from the Board or the Chief Executive Officer of CSGS setting forth in reasonable detail the particulars of such breach, or (viii) willful misconduct or fraud on the part of the Executive in the performance of his duties under this agreement. In no event shall the results of operations of the Companies or any business judgment made in good faith by the Executive constitute an independent basis for termination for cause of the Executive’s employment under this agreement. Any termination of the Executive’s employment for cause must be authorized by a majority vote of the Board taken not later than nine (9) months after a majority of the members of the Board (other than the Executive) have actual knowledge of the occurrence of the event or conduct constituting the cause for such termination. If the Executive’s employment under this agreement is terminated by the Board for cause, then the Executive shall be entitled to receive the following compensation and benefits from the Companies:

(i)	The Base Salary through the effective date of such termination;

(ii)	Any other amounts earned, accrued, or owed to the Executive under this agreement but not paid as of the effective date of such termination; and

(iii)	Any other benefits payable to the Executive upon his termination for cause, or to which the Executive otherwise may be entitled, under any benefit plans or programs of the Companies in effect on the effective date of such termination.

(d) Termination Without Cause Prior to a Change of Control. If, prior to the occurrence of a Change of Control, the Companies terminate the Executive’s employment under this agreement for any reason other than cause or the Executive’s death or disability, then the Executive shall be entitled to receive the following compensation, benefits, and other payments from the Companies:

(i)	The Base Salary through that date which is one (1) year after the effective date of such termination (the “Ending Date”), to be paid at the same times that the Base Salary would have been paid if such termination had not occurred; provided, that if the Executive commences employment with another employer, whether as an employee or as a consultant, prior to the Ending Date (for purposes of this Paragraph 10, the “Other Employment”), then such payments of the Base Salary shall be reduced from time to time by the aggregate amount of salary, cash bonus, and consulting fees received or receivable by the Executive from the Other Employment for services performed by him during the period from the commencement of the Other Employment through the Ending Date;

(ii)	An amount equal to one hundred fifteen percent (115%) of the Base Salary in effect on the effective date of such termination, one-half (1/2) of such amount to be paid, without interest, not later than thirty (30) days after the effective date of such termination and the other one-half (1/2) of such amount to be paid, without interest, one (1) year after the effective date of such termination.

(iii)	Any other amounts earned, accrued, or owed to the Executive under this agreement but not paid as of the effective date of such termination;

(iv)	Continued participation in the following benefit plans or programs of the Companies which may be in effect from time to time and in which the Executive was participating as of the effective date of such termination, to the extent that such continued participation by the Executive is permitted under the terms and conditions of such plans (unless such continued participation is restricted or prohibited by applicable governmental regulations governing such plans), until the first to occur of the Ending Date or (separately with respect to the termination of each benefit) the provision of a substantially equivalent benefit to the Executive by another employer of the Executive:

(1)	Group medical and hospital insurance,

(2)	Group dental insurance,

(3)	Group life insurance, and

(4)	Group long-term disability insurance;

and

(v)	Any other benefits payable to the Executive upon his termination without cause, or to which the Executive otherwise may be entitled, under any benefit plans or programs of the Companies in effect on the effective date of such termination.

(e) Termination Without Cause After a Change of Control. If, after the occurrence of a Change of Control, the Companies or any Permitted Assignee terminates the Executive’s employment under this agreement for any reason other than cause or the Executive’s death or disability, then the Executive shall be entitled to receive from the Companies and the Permitted Assignee, if any (all of whom shall be jointly and severally liable therefor), all of the compensation, benefits, and other payments from the Companies which are described and provided for in subparagraph (d) of this Paragraph 10 (as modified by this subparagraph (e)); provided, however, that (i) for purposes of this subparagraph (e) the Ending Date shall be two (2) years after the effective date of such termination, and the aggregate Base Salary payable under subparagraph (d)(i) (as modified by this subparagraph (e)) for all periods through the Ending Date shall be paid to the Executive in a lump sum without regard to Other Employment not later than thirty (30) days after the effective date of such termination and (ii) the amount payable under subparagraph (d)(ii) (as modified by this subparagraph (e)) shall be one hundred sixty five percent (165%) of the Base Salary in effect on the effective date of such termination and shall be paid to the Executive in a lump sum not later than thirty (30) days after the effective date of such termination.

(f) Constructive Termination. If at any time during the term of this agreement the Board, the Chief Executive Officer of CSGS, the President of CSGS, or a Permitted Assignee materially alters the duties and responsibilities of the Executive provided for in Paragraph 1 or assigns to the Executive duties and responsibilities materially inappropriate to the chief legal officer of the

Companies without the Executive’s written consent, then, at the election of the Executive (such election to be made by written notice from the Executive to the Board or the Permitted Assignee, as may be appropriate in the circumstances), (i) such action by the Board, the Chief Executive Officer of CSGS, the President of CSGS, or such Permitted Assignee shall constitute a constructive termination of the Executive’s employment by the Companies for a reason other than cause (the “Constructive Termination”), (ii) the Executive thereupon may resign from his offices and positions with the Companies and shall not be obligated to perform any further services of any kind to or for the Companies, and (iii) the Executive shall be entitled to receive from the Companies (and the Permitted Assignee, if applicable) at the applicable times all of the compensation, benefits, and other payments described in subparagraph (d) or subparagraph (e) of this Paragraph 10 (whichever may be applicable), as if the effective date of the Executive’s resignation were the effective date of his termination of employment for purposes of determining such compensation, benefits, and other payments. Notwithstanding the foregoing provisions of this subparagraph (f), before exercising any of his rights pursuant to the preceding sentence, the Executive shall give written notice to the Chief Executive Officer of CSGS setting forth the Executive’s intent to exercise such rights and specifying the Constructive Termination which the Executive claims to be the basis for such intended exercise; and the Companies shall have twenty (20) days after the Chief Executive Officer has received such notice to take such actions, if any, as the Companies may deem appropriate to eliminate such claimed Constructive Termination (without thereby admitting that a Constructive Termination had occurred). If the Companies so act to eliminate such claimed Constructive Termination, then the Executive shall not have any rights under this subparagraph (f) with respect to such claimed Constructive Termination.

(g) Voluntary Resignation. If the Executive voluntarily resigns as an employee of the Companies and thereby voluntarily terminates his employment under this agreement and if none of subparagraphs (a) through (f) of this Paragraph 10 is applicable to such termination, then the Executive shall be entitled to receive only the following compensation, benefits, and other payments from the Companies:

(i)	The Base Salary through the effective date of such voluntary resignation;

(ii)	Any other amounts earned, accrued, or owed to the Executive under this agreement but not paid as of the effective date of such voluntary resignation;

(iii)	If (and only if) the Executive’s voluntary resignation is effective on December 31 of a particular calendar year, the Executive’s annual incentive bonus (if any) for such calendar year, to be paid in accordance with the regular schedule for its payment; and

(iv)	Any other benefits payable to the Executive upon his voluntary resignation, or to which the Executive otherwise may be entitled, under any benefit plans or programs of the Companies in effect on the effective date of such voluntary resignation.

The Executive understands and agrees that if this subparagraph (g) is applicable to the termination of the Executive’s employment with the Companies, then, unless his voluntary resignation is effective on December 31 of a particular calendar year, the Executive will not be entitled to any annual incentive bonus for the calendar year in which his voluntary resignation becomes effective.

(h) Liquidated Damages. The Executive agrees to accept the compensation, benefits, and other payments provided for in subparagraph (d), subparagraph (e), or subparagraph (f) of this Paragraph 10, as the case may be, as full and complete liquidated damages for any breach of this agreement resulting from the actual or constructive termination of the Executive’s employment under this agreement for a reason other than cause or the Executive’s death or disability; and the Executive shall not have and hereby waives and relinquishes any other rights or claims in respect of such breach.

(i) Notice of Other Employment and of Benefits. The Executive promptly shall notify the Companies in writing of (i) his acceptance of the Other Employment referred to in subparagraph (d) of this Paragraph 10, (ii) the effective date of such Other Employment, and (iii) the amount of salary, cash bonus, and consulting fees which the Executive receives or is entitled to receive from the Other Employment for services performed by him during the period from the commencement of the Other Employment through the Ending Date. Whenever relevant for purposes of this Paragraph 10, the Executive also promptly shall notify the Companies of his receipt from another employer of any benefits of the types referred to in subparagraphs (b)(iv) and (d)(iv) of this Paragraph 10. Such information shall be updated by the Executive whenever necessary to keep the Companies informed on a current basis.

(j) Modification of Benefit Plans or Programs. Nothing contained in this Paragraph 10 shall obligate the Companies to institute, maintain, or refrain from changing, amending, or discontinuing any benefit plan or program referred to in subparagraph (b)(iv) or (d)(iv) of this Paragraph 10 so long as such actions are similarly applicable to senior executives of the Companies generally.

(k) Rights of Estate. If the Executive dies prior to his receipt of all of the cash payments to which he may be entitled pursuant to subparagraph (b), (c), (d), (e), (f), or (g) of this Paragraph 10 if any such subparagraph becomes applicable, then the unpaid portion of such cash payments shall be paid by the Companies to the personal representative of the Executive’s estate at the same time or times that the payments would have been made to the Executive if he still were living.

(l) Excess Parachute Payments. If any of the payments required to be made to the Executive pursuant to subparagraph (d), (e), or (f) of this Paragraph 10 constitute “excess parachute payments” within the meaning of Section 280G of the Internal Revenue Code of 1986, as amended, and any regulations thereunder, and the Executive becomes liable for any excise tax on such “excess parachute payments” and any interest or penalties thereon (such excise tax, interest, and penalties, collectively, the “Tax Penalties”), then the Companies (and the Permitted Assignee, if applicable) promptly shall make a cash payment (the “Additional Payment”) to the Executive in an amount equal to the Tax Penalties. The Companies also promptly shall make an additional cash payment to the Executive in an amount rounded to the nearest $100.00 which is equal to any additional income, excise, and other taxes (using the individual tax rates applicable to the Executive for the year for which such Tax Penalties are owed) for which the Executive will be liable as a result of the Executive’s receipt of the Additional Payment (the additional cash payment provided for in this sentence being referred to as a “Gross-Up Payment”). In addition, the Executive shall be entitled to promptly receive from the Companies (and the Permitted Assignee, if applicable) a further Gross-Up Payment in respect of each prior Gross-Up Payment until the amount of the last Gross-Up Payment is less than $100.00.

(m) Section 409A; Time and Form of Payments and Benefits. The parties intend that each payment and benefit provided to the Executive upon his termination of employment pursuant to this Paragraph 10 shall be eligible for certain regulatory exceptions to the limitations imposed on deferred compensation by Section 409A of the Code or shall comply with the requirements of Section 409A of the Code. The purpose of this subparagraph (m) is solely to enable this agreement to comply with, or be eligible for one or more exceptions from, the requirements of Section 409A of the Code.

(i)	Time and Form of Payment. Each of the following amounts payable to the Executive under this agreement shall constitute a separate payment for purposes of Section 409A of the Code:

(1)	Each pay period installment of Base Salary payable to the Executive pursuant to subparagraphs 10(d)(i) or 10(f)(iii) (each such installment, a “Salary Continuation Payment”).

•

Each Salary Continuation Payment shall be paid in accordance with the payroll payment schedule of the Companies in effect on the effective date of the Executive’s termination of employment with the Companies.

(2)	Any annual incentive bonus payable to the Executive pursuant to subparagraph 10(g)(iii) (“Full Termination Year Bonus”).

•

Any Full Termination Year Bonus shall be paid during the calendar year immediately following the calendar year in which the effective date of the Executive’s termination of employment with the Companies occurs, such payment to be made on the date when such bonuses are normally paid by the Companies (but in no event after the end of the calendar year immediately following the calendar year in which the Executive’s termination of employment with the Companies is effective).

(3)	Any pro rata portion of the Executive’s annual incentive bonus for the calendar year of the Executive’s termination of employment pursuant to subparagraphs 10(a)(ii) or 10(b)(ii) (“Pro-Rated Termination Year Bonus”).

•

Any Pro-Rated Termination Year Bonus shall be paid during the calendar year immediately following the calendar year in which the effective date of the Executive’s termination of employment with the Companies occurs, such payment to be made on the date when such bonuses are normally paid by the Companies (but in no event after the end of the calendar year immediately following the calendar year in which the Executive’s termination of employment with the Companies is effective).

(4)	Any Base Salary amount payable pursuant to subparagraphs 10(e)(i) or 10(f)(iii) (“Lump Sum Salary”).

•	Any Lump Sum Salary shall be paid not later than thirty (30) days following the effective date of the Executive’s termination of employment with the Companies.

(5)	Any amounts payable in two (2) installments as a percentage of the Executive’s Base Salary pursuant to subparagraphs 10(d)(ii) or 10(f)(iii) (“Percentage Base Amount”).

•

One-half (1/2) of any Percentage Base Amount shall be paid not later than thirty (30) days after the effective date of the Executive’s termination of employment with the Companies, and the other one-half (1/2) of any Percentage Base Amount shall be paid on the date that is one year after the effective date of the Executive’s termination of employment with the Companies.

(6)	Any amounts payable in a lump sum as a percentage of the Executive’s Base Salary pursuant to subparagraphs 10(e)(ii) or 10(f)(iii) (“Lump Sum Percentage Base Amount”).

•	Any Lump Sum Percentage Base Amount shall be paid not later than thirty (30) days after the effective date of the Executive’s termination of employment with the Companies.

(7)	Any amounts payable to the Executive pursuant to subparagraph 10(l) as an “Additional Payment” and any “Gross-Up Payment” (the “Preliminary Gross-Up Payment”).

•	Any Preliminary Gross-Up Payment shall be paid not later than thirty (30) days following the effective date of the Executive’s termination of employment with the Companies.

(8)	Any amounts payable to the Executive pursuant to subparagraph 10(l) as a “further Gross-Up Payment” (the “Adjustment Gross-Up Payment”).

•

Any Adjustment Gross-Up Payment shall be paid during the calendar year immediately following the calendar year in which the effective date of the Executive’s termination of employment with the Companies occurs.

(ii)	Continuation of Benefits. Subparagraphs 10(b)(iv), 10(d)(iv), 10(e), and 10(f) provide for continued participation by the Executive in designated health and welfare benefit programs of the Companies for a specified period. The parties intend that any in-kind benefits or reimbursement of expenses incurred by the Executive with respect to the continuation of benefits satisfy the requirements for a fixed schedule of payments with respect to such benefits or payments as required by Treas. Reg. § 1.409A-3(i)(1)(iv). To the extent such continued participation by the Executive involves any payment for continued coverage by the Executive and reimbursement to the Executive, the amount of any such reimbursement shall be paid to the Executive (or his beneficiary) by December 31 of the calendar year immediately following the year in which the Executive pays the actual cost of continued coverage. The amount of expenses eligible for reimbursement, or in-kind benefits provided, during a calendar year may not affect the expenses eligible for reimbursement, or in-kind benefits to be provided, in any other taxable year. Further, the right to reimbursement or in-kind benefits is not subject to liquidation or exchange for another benefit.

(iii)	Six-Month Delay in Payment. Notwithstanding anything contained in this agreement to the contrary, if the Executive is deemed by the Companies at the time of the Executive’s “separation from service” with the Companies to be a “specified employee,” any compensation or benefits to which the Executive becomes entitled under this agreement in connection with such separation shall not be paid or commence until the date which is the first business day following the six month period after the Executive’s separation from service (or if earlier, the Executive’s death). Such delay in payment shall only be effected with respect to each separate payment or benefit to the extent required to avoid adverse tax treatment to the Executive, including (without limitation) the additional 20% tax for which the Executive would otherwise be liable under Section 409A(a)(1)(B) of the Code in the absence of such delay in payment. Upon the expiration of the delay period, any compensation or benefits which would have otherwise been paid during the delay period (whether in a single sum or in installments) in the absence of this subparagraph (iii) shall be paid to the Executive or his beneficiary in a lump sum payment.

(iv)	Key Definitions. For purposes of Paragraph 10 of this agreement, the terms “separation from service” and “specified employee,” and, solely with respect to subparagraph 10(b)(iv), the term “disability,” shall have the meanings ascribed to such terms pursuant to Section 409A of the Code and the related treasury regulations and other applicable guidance.

11. Nondisclosure. During the term of this agreement and thereafter, the Executive shall not, without the prior written consent of the Board or a person (other than the Executive) so authorized by the Board, disclose or use for any purpose (except in the course of his employment under this agreement and in furtherance of the business of the Companies or any of their respective subsidiaries) any confidential information, trade secrets, or proprietary data of the Companies or any of their respective subsidiaries (collectively, for purposes of this agreement, “Confidential Information”); provided, however, that Confidential Information shall not include any information then known generally to the public or ascertainable from public or published information (other than as a result of unauthorized disclosure by the Executive) or any information of a type not otherwise considered confidential by persons engaged in the same business or a business similar to that conducted by the Companies or their respective subsidiaries, as the case may be.

12. Successors and Assigns. This agreement and all rights under this agreement shall be binding upon, inure to the benefit of, and be enforceable by the parties hereto and their respective personal or legal representatives, executors, administrators, heirs, distributees, devisees, legatees, successors, and assigns. This agreement is personal in nature, and none of the parties to this agreement shall, without the written consent of the others, assign or transfer this agreement or any right or obligation under this agreement to any other person or entity, except as permitted by Paragraph 14.

13. Notices. For purposes of this agreement, notices and other communications provided for in this agreement shall be deemed to be properly given if delivered personally or sent either by next-business-day prepaid express delivery by a recognized national express delivery service or by United States certified mail, return receipt requested, postage prepaid, in either case addressed as follows:

If to the Executive:	Bret C. Griess c/o CSG Systems, Inc. 2525 N. 117 Avenue Omaha, Nebraska 68164

If to the Companies:	CSG Systems International, Inc. and CSG Systems, Inc. 9555 Maroon Circle Englewood, Colorado 80112 Attn: Chief Executive Officer,

or to such other address as either party may have furnished to the other party in writing in accordance with this paragraph. Such notices or other communications shall be effective only upon receipt.

14. Merger, Consolidation, Sale of Assets. In the event of (a) a merger of Systems with another corporation (other than CSGS) in a transaction in which Systems is not the surviving corporation, (b) the consolidation of Systems into a new corporation resulting from such consolidation, (c) the sale or other disposition of all or substantially all of the assets of Systems, the Companies may assign this agreement and all of the rights and obligations of the Companies under this agreement to the surviving, resulting, or acquiring entity (for purposes of this agreement, a “Permitted Assignee”); provided, that such surviving, resulting, or acquiring entity shall in writing assume and agree to perform all of the obligations of the Companies under this agreement; and provided further, that the Companies shall remain jointly and severally liable for the performance of the obligations of the Companies under this agreement in the event of a failure of the Permitted Assignee to perform its obligations under this agreement.

15. Change of Control. For purposes of this agreement, a “Change of Control” shall be deemed to have occurred upon the happening of any of the following events:

(a) CSGS is merged or consolidated into another corporation, and immediately after such merger or consolidation becomes effective the holders of a majority of the outstanding shares of voting capital stock of CSGS immediately prior to the effectiveness of such merger or consolidation do not own (directly or indirectly) a majority of the outstanding shares of voting capital stock of the surviving or resulting corporation in such merger or consolidation;

(b) any person, entity, or group of persons within the meaning of Sections 13(d) or 14(d) of the Securities Exchange Act of 1934 (the “1934 Act”) and the rules promulgated thereunder becomes the beneficial owner (within the meaning of Rule 13d-3 under the 1934 Act) of thirty percent (30%) or more of the outstanding voting capital stock of CSGS;

(c) the Common Stock of CSGS ceases to be publicly traded because of an issuer tender offer or other “going private” transaction (other than a transaction sponsored by the then current management of CSGS);

(d) CSGS dissolves or sells or otherwise disposes of all or substantially all of its property and assets (other than to an entity or group of entities which is then under common majority ownership (directly or indirectly) with CSGS);

(e) in one or more substantially concurrent transactions or in a series of related transactions, CSGS directly or indirectly disposes of a portion or portions of its business operations (collectively, the “Sold Business”) other than by ceasing to conduct the Sold Business without its being acquired by a third party (regardless of the entity or entities through which CSGS conducted the Sold Business and regardless of whether such disposition is accomplished through a sale of assets, the transfer of ownership of an entity or entities, a merger, or in some other manner) and either (i) the fair market value of the consideration received or to be received by CSGS for the Sold Business is equal to at least fifty percent (50%) of the market value of the outstanding Common Stock of CSGS determined by multiplying the average of the closing prices for the Common Stock of CSGS on the thirty (30) trading days immediately preceding the date of the first public announcement of the proposed disposition of the Sold Business by the average of the numbers of outstanding shares of Common Stock on such thirty (30) trading days or (ii) the revenues of the Sold Business during the most recent four (4) calendar quarters ended prior to the first public announcement of the proposed disposition of the Sold Business represented fifty percent (50%) or more of the total consolidated revenues of CSGS during such four (4) calendar quarters; or

(f) during any period of two consecutive years or less, individuals who at the beginning of such period constituted the Board of Directors of CSGS cease, for any reason, to constitute at least a majority of the Board of Directors of CSGS, unless the election or nomination for election of each new director of CSGS who took office during such period was approved by a vote of at least seventy-five percent (75%) of the directors of CSGS still in office at the time of such election or nomination for election who were directors of CSGS at the beginning of such period.

16. Miscellaneous. No provision of this agreement may be modified, waived, or discharged unless such waiver, modification, or discharge is agreed to in writing and is signed by the Executive and an officer of CSGS (other than the Executive) so authorized by the Board. No waiver by any party to this agreement at any time of any breach by any other party of, or compliance by any other party with, any condition or provision of this agreement to be performed by such other party shall be deemed to be a waiver of similar or dissimilar provisions or conditions at the same or any prior or subsequent time. No agreements or representations, oral or otherwise, express or implied, with respect to the subject matter of this agreement have been made by any party that are not expressly set forth in this agreement.

17. Representations of Companies. The Companies severally represent and warrant to the Executive that they have full legal power and authority to enter into this agreement, that the execution and delivery of this agreement by the Companies have been duly authorized by their respective boards of directors, and that the performance of their respective obligations under this agreement will not violate any agreement between the Companies, or either of them, and any other person, firm, or organization.

18. Non-Solicitation of Employees. For a period of one (1) year after the effective date of the termination of the Executive’s employment under this agreement for any reason, whether voluntarily or involuntarily and with or without cause, without the prior written consent of CSGS the Executive agrees (i) not to directly or indirectly employ, solicit for employment, assist any other person in employing or soliciting for employment, or advise or recommend to any other person that such other person employ or solicit for employment any person who then is an employee of the Companies (or either of them) or any of the respective subsidiaries of the Companies and (ii) not to recommend to any then employee of the Companies (or either of them) or any of the respective subsidiaries of the Companies that such employee leave the employ of such employer.

19. Post-Termination Noncompetition. Because the Confidential Information known to or developed by the Executive during his employment by the Companies encompasses at the highest level information concerning the plans, strategies, products, operations, and existing and prospective customers of the Companies and could not practically be disregarded by the Executive, the Executive acknowledges that his provision of executive services to a competitor of the Companies or either of them soon after the termination of the Executive’s employment by the Companies would inevitably result in the use of the Confidential Information by the Executive in his performance of such executive services, even if the Executive were to use his best efforts to avoid such use of the Confidential Information. To prevent such use of the Confidential Information and the resulting unfair competition and wrongful appropriation of the goodwill and other valuable proprietary interests of the Companies, the Executive agrees that for a period of one (1) year after the termination of his employment by the Companies for any reason, whether voluntarily or involuntarily and with or without cause, the Executive will not, directly or indirectly:

(a)	engage, whether as an employee, agent, consultant, independent contractor, owner, partner, member, or otherwise, in a business activity which then competes in a material way with a business activity then being actively engaged in by the Companies or either of them;

(b)	solicit or recommend to any other person that such period solicit any then customer of the Companies or either or them, which customer also was a customer of the Companies or either of them at any time during the one (1) year period prior to the termination of the Executive’s employment by the Companies, for the purpose of obtaining the business of such customer in competition with the Companies or either of them; or

(c)	induce or attempt to induce any then customer or prospective customer of the Companies or either of them to terminate or not commence a business relationship with the Companies or either of them.

The Companies and the Executive acknowledge and agree that the restrictions contained in this Paragraph 19 are both reasonable and necessary in view of the Executive’s positions with the Companies and that the Executive’s compensation and benefits under this agreement are sufficient consideration for the Executive’s acceptance of such restrictions. Nevertheless, if any of the restrictions contained in this Paragraph 19 are found by a court having jurisdiction to be unreasonable, or excessively broad as to geographic area or time, or otherwise unenforceable, then the parties intend that the restrictions contained in this Paragraph 19 be modified by such court so as to be reasonable and enforceable and, as so modified by the court, be fully enforced. Nothing contained in this paragraph shall be construed to preclude the investment by the Executive of any of his assets in any publicly owned entity so long as the Executive has no direct or indirect involvement in the business of such entity and owns less than 2% of the voting equity securities of such entity. Nothing contained in this paragraph shall be construed to preclude the Executive from becoming employed by or serving as a consultant to or having dealings with a publicly owned entity one of whose businesses is a competitor of the Companies or either of them so long as such employment, consultation, or dealings do not directly or indirectly involve or relate to the business of such entity which is a competitor of the Companies or either of them.

20. Joint and Several Obligations. All of the obligations of the Companies under this agreement are joint and several; and neither the bankruptcy, insolvency, dissolution, merger, consolidation, or reorganization nor the cessation of business or corporate existence of one of the Companies shall affect, impair, or diminish the obligations under this agreement of the other of the Companies. The compensation and benefits to which the Executive is entitled under this agreement are aggregate compensation and benefits, and the payment of such compensation or the provision of such benefits by one of the Companies shall to the extent of such payment or provision satisfy the obligations of the other of the Companies. The Companies may agree between themselves as to which of them will be responsible for some or all of the Executive’s compensation and benefits under this agreement, but any such agreement between the Companies shall not diminish to any extent the joint and several liability of the Companies to the Executive for all of such compensation and benefits.

21. Injunctive Relief. The Executive acknowledges that his violation of the provisions and restrictions contained in Paragraphs 11, 18, and 19 could cause significant injury to the Companies for which the Companies would have no adequate remedy at law. Accordingly, the Executive agrees that the Companies will be entitled, in addition to any other rights and remedies that then may be available to the Companies, to seek and obtain injunctive relief to prevent any breach or potential breach of any of the provisions and restrictions contained in Paragraph 11, 18, or 19.

22. Dispute Resolution. Subject to the provisions of Paragraph 21, any claim by the Executive or the Companies arising from or in connection with this agreement, whether based on contract, tort, common law, equity, statute, regulation, order, or otherwise (a “Dispute”), shall be resolved as follows:

(a)	Such Dispute shall be submitted to mandatory and binding arbitration at the election of either the Executive or the particular Company involved (the “Disputing Party”). Except as otherwise provided in this Paragraph 22, the arbitration shall be pursuant to the Commercial Arbitration Rules of the American Arbitration Association (the “AAA”).

(b)	To initiate the arbitration, the Disputing Party shall notify the other party in writing within 30 days after the occurrence of the event or events which give rise to the Dispute (the “Arbitration Demand”), which notice shall (i) describe in reasonable detail the nature of the Dispute, (ii) state the amount of any claim, (iii) specify the requested relief, and (iv) name an arbitrator who (A) has been licensed to practice law in the U.S. for at least ten years, (B) has no past or present relationship with either the Executive or the Companies, and (C) is experienced in representing clients in connection with employment related disputes (the “Basic Qualifications”). Within fifteen (15) days after the other party’s receipt of the Arbitration Demand, such other party shall serve on the Disputing Party a written statement (i) answering the claims set forth in the Arbitration Demand and including any affirmative defenses of such party, (ii) asserting any counterclaim, which statement shall (A) describe in reasonable detail the nature of the Dispute relating to the counterclaim, (B) state the amount of the counterclaim, and (C) specify the requested relief, and (iii) naming a second arbitrator satisfying the Basic Qualifications. Promptly, but in any event within five (5) days thereafter, the two arbitrators so named shall select a third neutral arbitrator from a list provided by the AAA of potential arbitrators who satisfy the Basic Qualifications and who have no past or present relationship with the parties’ counsel, except as otherwise disclosed in writing to and approved by the parties. The arbitration will be heard by a panel of the three arbitrators so chosen (the “Arbitration Panel”), with the third arbitrator so chosen serving as the chairperson of the Arbitration Panel. Decisions of a majority of the members of the Arbitration Panel shall be determinative.

(c)	The arbitration hearing shall be held in Denver, Colorado. The Arbitration Panel is specifically authorized to render partial or full summary judgment as provided for in the Federal Rules of Civil Procedure. The Arbitration Panel will have no power or authority, under the Commercial Arbitration Rules of the AAA or otherwise, to relieve the parties from their agreement hereunder to arbitrate or otherwise to amend or disregard any provision of this agreement, including, without limitation, the provisions of this Paragraph 22.

(d)	If an arbitrator refuses or is unable to proceed with arbitration proceedings as called for by this Paragraph 22, such arbitrator shall be replaced by the party who selected such arbitrator or, if such arbitrator was selected by the two party-appointed arbitrators, by such two party-appointed arbitrators’ selecting a new third arbitrator in accordance with Paragraph 22(b), in either case within five (5) days after such declining or withdrawing arbitrator’s giving notice of refusal or inability to proceed. Each such replacement arbitrator shall satisfy the Basic Qualifications. If an arbitrator is replaced pursuant to this Paragraph 22(d) after the arbitration hearing has commenced, then a rehearing shall take place in accordance with the provisions of this Paragraph 22(d) and the Commercial Arbitration Rules of the AAA.

(e)	Within ten (10) days after the closing of the arbitration hearing, the Arbitration Panel shall prepare and distribute to the parties a writing setting forth the Arbitration Panel’s finding of facts and conclusions of law relating to the Dispute, including the reason for the giving or denial of any award. The findings and conclusions and the award, if any, shall be deemed to be confidential information.

(f)	The Arbitration Panel is instructed to schedule promptly all discovery and other procedural steps and otherwise to assume case management initiative and control to effect an efficient and expeditious resolution of the Dispute. The Arbitration Panel is authorized to issue monetary sanctions against either party if, upon a showing of good cause, such party is unreasonably delaying the proceeding.

(g)	Any award rendered by the Arbitration Panel will be final, conclusive, and binding upon the parties, and any judgment on such award may be entered and enforced in any court of competent jurisdiction.

(h)	Each party will bear a pro rata share of all fees, costs, and expenses of the arbitrators; and, notwithstanding any law to the contrary, each party will bear all of the fees, costs, and expenses of his or its own attorneys, experts, and witnesses. However, in connection with any judicial proceeding to compel arbitration pursuant to this agreement or to enforce any award rendered by the Arbitration Panel, the prevailing party in such a proceeding will be entitled to recover reasonable attorneys’ fees and expenses incurred in connection with such proceedings, in addition to any other relief to which such party may be entitled.

(i)	Nothing contained in the preceding provisions of this Paragraph 22 shall be construed to prevent either party from seeking from a court a temporary restraining order or other injunctive relief pending final resolution of a Dispute pursuant to this Paragraph 22.

23. No Duty to Seek Employment. The Executive shall not be under any duty or obligation to seek or accept other employment following the termination of his employment by the Companies; and, except as expressly provided in subparagraphs (b)(iv), (d)(i), and (d)(v) of Paragraph 10, no amount, payment, or benefit due the Executive under this agreement shall be reduced, suspended, or discontinued if the Executive accepts such other employment.

24. Withholding of Taxes. The Companies may withhold from any amounts payable to the Executive under this agreement all federal, state, and local taxes which are required to be so withheld by any applicable law or governmental regulation or ruling.

25. Validity. The invalidity or unenforceability of any provision or provisions of this agreement shall not affect the validity or enforceability of any other provision of this agreement, which other provision shall remain in full force and effect; nor shall the invalidity or unenforceability of a portion of any provision of this agreement affect the validity or enforceability of the balance of such provision.

26. Counterparts. This document may be executed in one or more counterparts, each of which shall be deemed to be an original and all of which together shall constitute a single agreement.

27. Headings. The headings of the paragraphs contained in this document are for reference purposes only and shall not in any way affect the meaning or interpretation of any provision of this agreement.

28. Applicable Law. This agreement shall be governed by and construed in accordance with the internal substantive laws, and not the choice of law rules, of the State of Colorado.

29. Section 409A. The parties intend that any amounts payable and benefits provided under this agreement and the exercise of authority or discretion hereunder by the Companies or by the Executive (i) shall be eligible for certain regulatory exceptions to the limitations imposed on deferred compensation by Section 409A of the Code or (ii) shall comply with the provisions of Section 409A of the Code and the Treasury regulations relating thereto, in each case so as not to subject the Executive to the payment of additional taxes and interest that may be imposed under Section 409A of the Code. To the extent that any amount payable or benefit provided under this agreement would trigger the additional tax or interest imposed under Section 409A of the Code, this agreement shall be modified to avoid such additional tax or interest and to preserve, to the nearest extent reasonably possible, the intended benefit to the Executive.

[Signatures are on the following page.]

IN WITNESS WHEREOF, the Companies and the Executive have executed this Restated Employment Agreement on the day and year first above written.

CSG SYSTEMS INTERNATIONAL, INC., a Delaware corporation

By:	/s/ Peter E. Kalan
Peter E. Kalan, President and Chief Executive Officer

CSG SYSTEMS, INC., a Delaware corporation

By:	/s/ Peter E. Kalan
Peter E. Kalan, President and Chief Executive Officer

By:	/s/ Bret C. Griess
Bret C. Griess